ADVISORY BOARD AGREEMENT

This Advisory Board Agreement (the "Agreement") is effective as of March 4, 2021 (the "Execution Date") and is by and between FOMO CORP., a California corporation ("FOMO"), and ANDREA BREAUX, ("ADVISOR" or "BREAUX"). The foregoing parties are referred to in the Agreement collectively as the "Parties."

WHEREAS the Parties wish to set forth herein the terms and conditions upon which FOMO shall engage ADVISOR to perform certain services for it;

WHEREAS ANDREA BREAUX is being appointed to the Advisory Board;

WHEREAS BREAUX is a well-known and established contact person and executive in the technology and services markets;

WHEREAS BREAUX's name, by virtue of her success and experience, has acquired a meaning in the mind of the public important to the promotion, sale and support of above products and services;

WHEREAS FOMO is a holding company focused on the incubation of emerging growth businesses;

WHEREAS FOMO owns majority, minority and joint venture positions in portfolio companies that have developed, own and/or license patents, trademarks and other intellectual property used in the marketing of FOMO and the sale of all FOMO services;

NOW, THEREFORE, for good and sufficient consideration and of the mutual promises herein contained, the receipt of which is hereby acknowledged, the Parties hereto agree below.

1. ADVISOR Agrees to provide the following services (the "Services"):

A. Advisement regarding sales of technology products and services in markets in the United States and internationally.

B. Advising FOMO regarding FOMO's business plan, brand development and management, user acquisition plan and analysis and pitch presentations tailored specifically for potential customers, partners, and vendors.

C. Develop new trademarks and URLs, company phrases and descriptive marks for use in promoting and marketing FOMO and its technology products and services on social media.

D. Using BREAUX's global contacts to identify and develop strategic partnerships, mergers and acquisitions and financing for the benefit of FOMO and its global growth and bring vendors to FOMO in an effort to expand FOMO's product list.

E. BREAUX's role is to provide consulting services to the Board of Directors and management as an independent contractor. ADVISOR has no clear power to act for, represent or bind the Company and cannot take action that implies such authority. ADVISOR will use best efforts to attend internal Advisory Board calls and related meetings, but is under no obligation to attend any specific number of such meetings, either in person or telephonically, and there are no specific duties or requirements for the ADVISOR under the Agreement.

F. BREAUX will be appointed to FOMO's Advisory Board. BREAUX will also advise FOMO regarding other potential members of the Advisory Board.

2. **Compensation.** In consideration of services, FOMO will issue BREAUX 20 million cashless common stock purchase warrants with a three-year expiration and a $.01 strike price.

3. **Term.** The Term of this Agreement shall commence as of the date of the Agreement and, unless sooner terminated by mutual consent by either party or due to a material breach of the Agreement, shall run for a period of three (3) years. ADVISOR serves at the will of the Board of Directors to advise management and the Agreement can be terminated anytime by either party with or without reason.

4. **Confidentiality.** ADVISOR shall treat as confidential this Agreement and all non-public proprietary information of FOMO, including any proprietary product information and specifications and financial information ("Confidential Information") unless ADVISOR obtains FOMO's prior written consent. ADVISOR may neither disclose nor otherwise disseminate any Confidential Information to any person or entity. Moreover, ADVISOR may not use any Confidential Information for any purposes other than those contemplated by this Agreement. If any Confidential Information is required to be disclosed by order of any court of competent jurisdiction or other governmental authority, ADVISOR shall timely inform FOMO of all such proceedings so that FOMO may attempt by appropriate legal means to limit such disclosure. In such case, ADVISOR shall use her best efforts to limit the disclosure and maintain confidentiality to the best extent possible.

5. **Use of Licensed Materials.** ADVISOR may use FOMO's trademarks and other promotional materials involving FOMO's products (collectively, "Licensed Materials") to the extent reasonably necessary to render the Services. All uses of Licensed Materials shall be in accordance with such reasonable specifications and requirements as FOMO may periodically prescribe in writing. Any proposed use of any Licensed Materials that is essentially the same as, and does not materially differ from, a prior approved use shall be deemed acceptable to FOMO; provided, however, that ADVISOR shall provide FOMO with specimens of such use sufficiently in advance to allow FOMO an effective opportunity to object. Subject only to the foregoing authorization, FOMO shall retain all right, title and interest arising under all applicable laws, rules, and regulations in and to the Licensed Materials.

6. **Ownership of Materials.** All documents, data, records, apparatus, equipment, designs, prototypes, promotional materials, and other physical property, whether or not pertaining to Confidential Information, furnished to ADVISOR by FOMO or any third party or produced by

ADVISOR or others in connection with the Services shall be and remain the sole property of FOMO. ADVISOR shall return all such property to FOMO promptly upon FOMO's request.

7. **Miscellaneous.**

(a) Notices. All notices, requests, instructions, consents and other communications to be given pursuant to this Agreement shall be in writing and shall be delivered either in person, reliable overnight courier service or electronic mail. Notices shall be sent to the following addresses:

If to FOMO:
FOMO CORP.
1 E Erie St, Ste 525 Unit #2250
Chicago, IL 60611
Attn: Vik Grover, CEO
Email: vikgrover@comcast.net

If to ADVISOR:
ANDREA BREAUX
7910 Wrenwood Blvd Suite B 70809
Baton Rouge, LA 70809
Attn: Andrea Breaux
Email: andrea@theperfectpearla.com

Each party may by written notice given to the other(s) in accordance with this Agreement change the address to which notices to such party are to be delivered. Notices shall be deemed received (i) on the same day if delivered in person or by same-day courier or electronic mail, (ii) on the next business day if delivered by overnight mail or courier, or (iii) on the date indicated on the return receipt, if delivered by postal service, postage prepaid.

(b) Entire Understanding; No Amendment. This Agreement contains the complete, entire and exclusive statement of the parties' understanding with respect to its subject matter and supersedes all prior and contemporaneous agreements and understandings, whether written or oral, between the parties with respect to such subject matter. No amendment of this Agreement shall be effective unless embodied in a written instrument executed by both of the parties.

(c) Waiver of Breach. The failure of either party at any time to enforce any of the provisions of this Agreement shall not be deemed or construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any of its provisions or the right of any party to thereafter enforce each and every provision of this Agreement. No waiver of any breach of any of the provisions of this Agreement shall be effective unless set forth in a written instrument executed by the party against whom or which enforcement of such waiver is sought; and no waiver of any such breach shall be construed or deemed to be a waiver of any other or subsequent breach.

(d) Assignability. Neither ADVISOR nor FOMO may assign this Agreement or any rights hereunder, to any person or entity.

(e) Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal substantive and procedural laws of the state of California without regard to the conflict of laws rules of that or any other jurisdiction. The sole and exclusive venue for all disputes arising out of or relating in any way to this Agreement shall be through Arbitration in Illinois, unless the Parties mutually agree to resolve any and all matters through arbitration. The

parties consent to the personal jurisdiction and venue of such courts or agreed arbitration and further consent that any process, notice of motion or other application to either such court or a judge thereof may be served outside the state of Illinois by registered or certified mail or by personal service, provided that a reasonable time for appearance is allowed.

(f) Interpretation and Construction. This Agreement has been fully and freely negotiated by the parties hereto, shall be considered as having been drafted jointly by the parties hereto, and shall be interpreted and construed as if so drafted, without construction in favor of or against any party on account of its participation in the drafting hereof.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the date first written above.

FOMO CORP.

By:

Vik Grover
CEO

ADVISOR

By: Andrea L. Breaux

ANDREA BREAUX
Consultant